WY Secretary of State
FILED: 10/16/2019 03:01 PM
Original ID: 2012-000624589
Amendment ID: 2019-002667034

ARTICLES OF AMEN
OF
NATUR INTERNATIONAL CORP.

PURSUANT TO SECTIONS 17-16-1006, 17-16-1005 AND 17-16-602
OF THE WYOMING BUSINESS CORPORATION ACT

The undersigned, Paul Bartley and Ruud Huisman, do hereby certify that:

1. They are the Chief Executive Officer and Chief Financial Officer, respectively, of Natur International Corp., a Wyoming corporation (the "Corporation").

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock of the Corporation, (i) 2,469.131 of which have been designated as the Series A Convertible Preferred Stock, and (ii) 15,789.473 of which have been designated as the Series D Convertible Preferred Stock. The Corporation also had designated (i) 100,000 shares of preferred stock of the Corporation as the Series B Convertible Preferred Stock and (ii) 78,832.399 shares of preferred stock of the Corporation designated as the Series C Convertible Preferred Stock, both of which have been converted into shares of common stock and the preferred shares returned to the status of authorized but unissued shares of preferred stock.

3. This Articles of Amendment amends Article IV of the second and amended and restated Articles of Incorporation, as stated below.

4. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors") on August 30, 2019 and, pursuant to Section 17-16-602 and the Articles of Incorporation of the Corporation, the Board of Directors is authorized, without shareholder approval to file this Articles of Amendment without obtaining the approval from the shareholders of the Corporation:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock of the Corporation (the "Preferred Stock") and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new series of Preferred Stock, which shall consist of up to 56,423.387 shares of the Preferred Stock, which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a new series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to a new series of Preferred Stock as follows:

TERMS OF SERIES E CONVERTIBLE PREFERRED STOCK

56,423.386 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated the "**Series E Preferred Stock**" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends. Holders of the shares of the Series E Preferred Stock shall not be entitled to any dividends of any kind, unless and until the shares of Series E Preferred Stock have been converted into shares of the common stock, $.001 par value, of the Corporation ("Common Stock") and then paid only in respect of the Common Stock then held.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the rights of the Series A Convertible Preferred Stock and the Series D Preferred Stock of the Corporation have been satisfied, the holders of shares of the Series E Preferred Stock will be entitled to the payment of $30.40 for each share of Series E Preferred Stock that is issued and outstanding, to the extent that the Corporation has any available funds for such purpose or out of the available proceeds under Wyoming law, as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled under this section, the holders of shares of Series E Preferred Stock shall share ratably as to their series in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the shares were paid in full.

3. Voting. Except as provided by law or by the other provisions of the Articles of Incorporation of the Corporation, holders of Series E Preferred Stock shall have no vote on any matters presented for a vote of the shareholders of the Corporation.

4. Optional Conversion.

4.1 Conversion. Each share of Series E Preferred Stock shall be convertible, at any time and from time to time, from and after July 1, 2019 until December 31, 2021, at the option of the Holder thereof, into 1,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the series). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") without the payment of additional consideration by the Holders thereof. Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock to be owned subsequent to the conversion at issue, and the date on which the conversion is to be effected, which date may not be prior to the date the Holder delivers by facsimile the Notice of Conversion to the Corporation (the date being the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that the Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations

and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing the shares of Series E Preferred Stock promptly following the Conversion Date at issue. The Corporation will promptly issue to the Holder the shares of Common Stock due on conversion of the Series E Preferred Stock.

4.2 No Fractional Shares of Common Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series E Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon the conversion, the Corporation shall round up or down to the nearest next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection, nothing shall prevent any Holder from converting fractional shares of Series E Preferred Stock.

4.3 Issuance of Common Stock. The issuance of the Common Stock on conversion of the Series E Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of the Common Stock, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any the Common Stock upon conversion in a name other than that of the Holders of shares of Series E Preferred Stock, and the Corporation shall not be required to issue or deliver the Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of the tax or shall have established to the satisfaction of the Corporation that the tax has been paid. The Corporation shall pay all Transfer Agent fees required for processing of any Notice of Conversion and issuing the Common Stock upon conversion. If there are insufficient shares of Common Stock authorized and available to be issued to permit the optional conversion of the Series E Preferred Stock, then the conversion under the terms of the Notice of Conversion will be cancelled in its entirety, and the Corporation will not be obligated to honor the Notice of Conversion.

5. Mandatory Conversion.

The holders of the Series E Preferred Stock shall be subject to the following mandatory conversion of the Series E Preferred Stock:

5.1 Conversion Ratio. Upon the occurrence of a mandatory conversion event as set forth in Section 5.2 below, each share of Series E Preferred Stock shall be converted into 1,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) without the payment of additional consideration by the holders thereof.

5.2 Mandatory Conversion. Each share of Series E Preferred Stock, if not previously converted into Common Stock, will convert automatically, without any further action on the part of the holder, including no requirement of surrendering any certificate representing the Series E Preferred Stock, on December 31, 2021, or the next following business day, provided that at such time there is a sufficient amount of authorized but unissued Common

Stock available to be issued upon conversion in full of all the shares of Series E Preferred Stock. The Corporation undertakes to use its best efforts to adjust the number of authorized shares of Common Stock so as to permit the conversion of the Series E Preferred Stock as provided herein. If there are insufficient shares of Common Stock authorized and available to be issued to permit the conversion of the Series E Preferred Stock, then the mandatory conversion will take place on the fifth business day after the Corporation has increased the number of shares of authorized Common Stock so as to permit first the reservation of shares for conversion of the Series A Preferred Stock and the conversion of the Series D Preferred Stock and this Series E Preferred Stock.

5.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up or down to the nearest next full share of Common Stock.

6. Adjustments for the Number of Shares of Common Stock.

6.1 Stock Dividend, Stock Split, Combination of Shares. If the Corporation shall at any time or from time to time after the issuance of the Series E Preferred Stock effect any stock dividend, stock split, combination, or other similar recapitalization with respect to the Common Stock and/or Series E Preferred Stock, the number of shares of Common Stock into which the Series E Preferred Stock is to convert will be equitably adjusted (as determined in good faith by the Board of Directors of the Corporation) so as to maintain the proportionate ownership of the Common Stock immediately after the adjustment as immediately before the adjustment.

6.2 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series E Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any the reorganization, recapitalization, reclassification, consolidation or merger, each share of Series E Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series E Preferred Stock immediately prior to the reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock, to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

6.3 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock into which the Series E Common Stock will be converted pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute the adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth the adjustment or readjustment

(including the kind and amount of securities, cash or other property into which the Series E Preferred Stock is convertible) and showing in detail the facts upon which the adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series E Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to the Holder a certificate setting forth the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series E Preferred Stock.

6.4 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series E Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each case, the Corporation will send or cause to be sent to the Holders of the Series E Preferred Stock a notice specifying, as the case may be, (i) the record date for the dividend, distribution or right, and the amount and character of the dividend, distribution or right, or (ii) the effective date on which the reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series E Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon the reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of the exchange applicable to the Series E Preferred Stock and the Common Stock. The notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in the notice.

7. Redeemed or Otherwise Acquired Shares. Any shares of Series E Preferred Stock that are converted, redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and returned to the status of authorized but unissued shares of preferred stock and shall not be reissued, sold or transferred as Series E Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series E Preferred Stock following the conversion, redemption or acquisition.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series E Preferred Stock then issued and outstanding.

9. Notices. Any notice required or permitted by the provisions of this Section 9 to be given to a holder of shares of Series E Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Wyoming Business Corporation Act, and shall be deemed sent upon the mailing or electronic transmission.

******

RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer or the Chief Financial Officer, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Articles of Amendment in accordance with the foregoing resolutions and the provisions of Wyoming laws.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 18 st day of September 2019.

Name: Paul Bartley
Title: Chief Executive Officer

Name: Ruud Huisman
Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES E PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series E Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Natur International Corp., a Wyoming corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith certificates and opinions as may be reasonably required by the Corporation. No fee will be charged to the Holders for any conversion, except for any transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____

Number of shares of Preferred Stock owned prior to Conversion: ______________

Number of shares of Preferred Stock to be Converted: _______________________

Number of shares of Common Stock to be Issued: __________________________

Number of shares of Preferred Stock subsequent to Conversion: _______________

Address for Delivery: ____________________

or

DWAC Instructions, if possible:

Broker no: ________

Account no: __________

[HOLDER]

By:________________________________

Name:

Title: